EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

American Express Announces 2025 Preliminary Stress Capital Buffer Requirement

New York, July 1, 2025 — American Express Company (NYSE: AXP) today announced that the Federal Reserve set the company’s preliminary Stress Capital Buffer (“SCB”) requirement at 2.5 percent, effective October 1, 2025 through September 30, 2026, based on the results of the 2025 Comprehensive Capital Analysis and Review process. This is the minimum SCB requirement under the applicable regulations and is consistent with American Express’ previously disclosed SCB in effect through September 30, 2025.
“The results of this year’s stress test once again reaffirmed our strong capital position and the earnings power of our resilient business model,” said Christophe Le Caillec, Chief Financial Officer. “We remain focused on executing our disciplined capital allocation strategy, prioritizing investments in our business to drive sustainable long-term growth, while maintaining a strong balance sheet and returning excess capital to our shareholders.”
As previously disclosed, American Express increased its quarterly dividend on common shares by 17 percent to $0.82 per share beginning with the first quarter 2025 dividend declaration, and returned $5.4 billion of capital to shareholders via share repurchases during the 12 months ended March 31, 2025.
The SCB requirement is subject to final confirmation by the Federal Reserve, which is expected by August 31, 2025.
ABOUT AMERICAN EXPRESS
American Express (NYSE: AXP) is a global, premium payments and lifestyle brand powered by technology. Our colleagues around the world back our customers with differentiated products, services and experiences that enrich lives and build business success.
Founded in 1850 and headquartered in New York, American Express’ brand is built on trust, security, and service, and a rich history of delivering innovation and Membership value for our customers. With a hundred million merchant locations on our global network in around 200 countries and territories, we seek to provide the world’s best customer experience every day to a broad range of consumers, small and medium-sized businesses, and large corporations.
For more information about American Express, visit americanexpress.com, americanexpress.com/en-us/newsroom/, and ir.americanexpress.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which are subject to risks and uncertainties, contain words such as “expect,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “continue” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those described in American Express’ Annual Report on Form 10-K for the year ended December 31, 2024 and its other reports filed with the SEC. The company undertakes no obligation to update or revise any forward-looking statements.
Source: American Express Company
Location: Global
Media:
Amanda Miller, Amanda.C.Miller@aexp.com, +1.408.219.0563
Deniz Yigin, Deniz.Yigin@aexp.com, +1.332.999.0836
Investors/Analysts:
Kartik Ramachandran, Kartik.Ramachandran@aexp.com, +1.212.640.5574
Amanda Blumstein, Amanda.Blumstein@aexp.com, +1.212.640.5574

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